UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Murdy, Wayne W.
   c/o Newmont Mining Corporation
   1700 Lincoln Street
   Denver, CO  80203
   USA
2. Issuer Name and Ticker or Trading Symbol
   Newmont Mining Corporation
   NEM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock ($1.60 par val|3/18/9|F   |V|427               |D  |18.00      |23,548             |D     |                           |
ue)                        |9     |    | |                  |   |           |                   |      |                           |
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Common Stock ($1.60 par val|      |    | |                  |   |           |175                |I     |by daughter                |
ue)                        |      |    | |                  |   |           |                   |      |                           |
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Common Stock ($1.60 par val|      |    | |                  |   |           |175                |I     |by son                     |
ue)                        |      |    | |                  |   |           |                   |      |                           |
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Common Stock ($1.60 par val|      |    | |                  |   |           |180 (1)            |I     |by 401K                    |
ue)                        |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Between January 1, 1999 and March 31, 1999, the reporting person acquired 180 shares of Issuer's common stock under the Issuer's 401(k) plan.
SIGNATURE OF REPORTING PERSON
Wayne W. Murdy by Timothy J. Schmitt, Attorney in Fact
DATE
April 29, 1999